Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is effective March 19, 2012, between Concho Resources Inc., a Delaware corporation (the “Corporation”), and the undersigned director or officer of the Corporation (“Indemnitee”).

WHEREAS, the Restated Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Certificate of Incorporation”) provides for indemnification of the Corporation’s directors and officers; and

WHEREAS, the Corporation has adopted Amended and Restated Bylaws (as the same may be amended from time to time, the “Bylaws”) providing for indemnification of the Corporation’s directors and officers; and

WHEREAS, the Bylaws and the Delaware General Corporation Law (the “DGCL”) contemplate that contracts and insurance policies may be entered into with respect to indemnification of directors and officers; and

WHEREAS, there are questions concerning the adequacy and reliability of the protection which might be afforded to directors and officers from acquisition of policies of Directors and Officers Liability Insurance (“D&O Insurance”), covering certain liabilities which might be incurred by directors and officers in the performance of their services to the Corporation; and

WHEREAS, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify Indemnitee so that he will serve or continue to serve the Corporation free from undue concern that he will not be adequately protected;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

1. Definitions. As used in this Agreement:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit, claim, inquiry or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, in which Indemnitee is or is reasonably expected to be involved as a party, as a witness or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as a director or officer of the Corporation or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement; provided that any such action, suit, claim, inquiry or proceeding which is brought by Indemnitee against the Corporation or directors or officers of the Corporation, other than an action brought by Indemnitee to enforce his rights under this Agreement, shall not be deemed a Proceeding without prior approval by a majority of the Board of Directors of the Corporation.

(b) The term “Expenses” shall include, without limitation, any judgments, fines and penalties against Indemnitee in connection with a Proceeding; amounts paid by Indemnitee in settlement of a Proceeding pursuant to this Agreement; and all attorneys’ fees and disbursements, accountants’ fees, private investigation fees and disbursements, retainers, court costs, transcript costs, fees of experts, fees and expenses of witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, or expenses, reasonably incurred by or for Indemnitee in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in a Proceeding or establishing Indemnitee’s right of entitlement to indemnification for any of the foregoing.

(c) References to Indemnitee’s being or acting as “a director or officer of the Corporation” or “serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise” shall include in each case service to or actions taken while a director, officer, trustee, employee or agent of any subsidiary of the Corporation or while serving as a member of a committee of the Board of Directors of the Corporation.

(d) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, trustee, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Agreement.

(e) The term “substantiating documentation” shall mean copies of bills or invoices for costs incurred by or for Indemnitee, or copies of court or agency orders or decrees or settlement agreements, as the case may be, accompanied by a sworn statement from Indemnitee that such bills, invoices, court or agency orders or decrees or settlement agreements, represent costs or liabilities meeting the definition of “Expenses” herein.

(f) The terms “he” and “his” have been used for convenience and mean “she” and “her” if Indemnitee is a female.

2. Indemnity of Director or Officer. The Corporation hereby agrees to hold harmless and indemnify Indemnitee against Expenses to the fullest extent authorized or permitted by law (including the applicable provisions of the DGCL). The phrase “to the fullest extent permitted by law” shall include, but not be limited to (a) to the fullest extent permitted by any provision of the DGCL that authorizes or permits additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors. Any amendment, alteration or repeal of the DGCL that adversely affects any right of Indemnitee shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

3. Additional Indemnity. The Corporation hereby further agrees to hold harmless and indemnify Indemnitee against Expenses incurred by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, but only if Indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in the best interests of the Corporation and, in all other cases, not opposed to the best interests of the Corporation. Additionally, in the case of a criminal proceeding, Indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The termination of any Proceeding by judgment, order of the court, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

4. Contribution. If the indemnification provided under Section 2 or Section 3 is unavailable by reason of a court decision finding that Indemnitee is not eligible to receive indemnification for Expenses incurred by Indemnitee under this Agreement, based on grounds other than any of those set forth in Section 15, then, in respect of any Proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Corporation shall contribute to the amount of Expenses actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on one hand and Indemnitee on the other from the transaction from which such Proceeding arose and (ii) the relative fault of the Corporation on the one hand and of Indemnitee on the other in connection with the events that resulted in such Expenses as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation that does not take into account of the foregoing equitable considerations.

5. Choice of Counsel. Each Indemnitee that is an Outside Director, Chase Director or Other Indemnitee, together with the other Indemnitees who are designated in the same group, shall be entitled to employ, and be reimbursed for the fees and disbursements of, separate counsel to represent the Outside Directors, the Chase Directors or the Other Indemnitees, as the case may be, in connection with any Proceeding. For purposes of this Agreement, an Indemnitee shall be designated as (i) an “Outside Director” if such Indemnitee is a director and not an officer of the Corporation and is not a Chase Director, (ii) a “Chase Director” if such Indemnitee is

G. Carl Everett, Larry V. Kalas, John A. Knorr, Bradley D. Bartek or Robert C. Chase, and (iii) an “Other Indemnitee” if such Indemnitee is not an Outside Director or a Chase Director. The principal counsel for Outside Directors (“Outside Director Counsel”) shall be determined by majority vote of the Outside Directors, the principal counsel for Chase Directors (“Chase Counsel”) shall be determined by majority vote of the Chase Directors, and the Principal Counsel for the Other Indemnitees (“Other Indemnitee Counsel”) shall be determined by majority vote of the Other Indemnitees, in each case subject to the consent of the Corporation (not to be unreasonably withheld or delayed). The obligation of the Corporation to reimburse Indemnitee for the fees and disbursements of counsel hereunder shall not extend to the fees and disbursements of any counsel employed by Indemnitee other than Outside Director Counsel, Chase Counsel or Other Indemnitee Counsel, as the case may be, unless Indemnitee has interests that are different from those of the other Indemnitees or defenses available to him that are in addition to or different from those of the other Indemnitees such that Outside Director Counsel, Chase Counsel or Other Indemnitee Counsel, as the case may be, would have an actual, apparent or potential conflict of interest in representing Indemnitee.

6. Advances of Expenses. Expenses (other than judgments, penalties, fines and settlements) incurred by Indemnitee shall be paid by the Corporation, in advance of the final disposition of the Proceeding, within 20 calendar days after receipt of Indemnitee’s written request accompanied by substantiating documentation and Indemnitee’s written affirmation that he has met the standard of conduct for indemnification and a written undertaking to repay such amount to the extent it is ultimately determined that indemnitee is not entitled to indemnification. No objections based on or involving the question whether such charges meet the definition of “Expenses,” including any question regarding the reasonableness of such Expenses, shall be grounds for failure to advance such amount to Indemnitee, or to reimburse such Indemnitee for, the amount claimed within such 20-day period, and the undertaking of Indemnitee set forth in Section 8 hereof to repay any such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification shall be deemed to include an undertaking to repay any such amounts determined not to have met such definition.

7. Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any indemnification under this Agreement, other than advances pursuant to Section 6 hereof, shall be made no later than 60 days after receipt by the Corporation of the written request of Indemnitee, accompanied by substantiating documentation, unless a determination is made within said 60-day period by (a) the Board of Directors by a majority vote of a quorum consisting of directors who are not or were not parties to such Proceeding, (b) a committee of the

Board of Directors designated by majority vote of the Board of Directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (d) the stockholders, that Indemnitee has not met the relevant standards for indemnification set forth in Section 3 hereof.

The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, any committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standards of conduct, nor an actual determination by the Corporation (including its Board of Directors, any committee thereof, independent legal counsel or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

8. Undertaking by Indemnitee. Indemnitee hereby undertakes to repay to the Corporation (a) any advances of Expenses pursuant to Section 6 hereof and (b) any judgments, penalties, fines and settlements paid to or on behalf of Indemnitee hereunder, in each case to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification. As a condition to the advancement of such Expenses or the payment of such judgments, penalties, fines and settlements, Indemnitee shall, at the request of the Corporation, execute an acknowledgment that such Expenses or such judgments, penalties, fines and settlements, as the case may be, are delivered pursuant and are subject to the provisions of this Agreement.

9. Indemnification Hereunder Not Exclusive. The indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation, the Bylaws, the DGCL, any D&O Insurance, any agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office of the Corporation; provided, however, that this Agreement supersedes all prior written indemnification agreements between the Corporation (or any predecessor thereof) and Indemnitee with respect to the subject matter hereof. However, Indemnitee shall reimburse the Corporation for amounts paid to him pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement.

10. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is a director or officer of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding (notwithstanding the fact that Indemnitee has ceased to serve the Corporation).

11. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of Expenses, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

12. Settlement of Claims. The Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Corporation’s prior written consent. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement. The Corporation shall not be liable to indemnify Indemnitee under this Agreement with regard to any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

13. Acknowledgements.

(a) Corporation Acknowledgement. The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Indemnitee to serve or to continue to serve as a director or officer of the Corporation, and acknowledges that Indemnitee is relying upon this Agreement in agreeing to serve or in continuing to serve as a director or officer of the Corporation.

(b) Mutual Acknowledgment. Both the Corporation and Indemnitee acknowledge that in certain instances, Federal law or public policy may override applicable state law and prohibit the Corporation from indemnifying its directors and officers under this Agreement or otherwise. For example, the Corporation and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify Indemnitee.

14. Enforcement. In the event Indemnitee is required to bring any action or other proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Indemnitee for all of Indemnitee’s Expenses in bringing and pursuing such action.

15. Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a) No Entitlement to Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that Indemnitee was not entitled to indemnification hereunder;

(b) Insured Claims. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such Expenses or liabilities have been paid directly to Indemnitee by an insurance carrier under a D&O Insurance policy maintained by the Corporation;

(c) Remuneration in Violation of Law. To indemnify Indemnitee in respect of remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d) Indemnification Unlawful. To indemnify Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful;

(e) Misconduct, Etc. To indemnify Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to constitute intentional misconduct, a knowing violation of law, a violation of Section 174 of the DGCL or a transaction from which Indemnitee derived an improper personal benefit;

(f) Breach of Duty. To indemnify Indemnitee on account of Indemnitee’s conduct which is the subject of any Proceeding brought by the Corporation and approved by a majority of the Board of Directors which alleges willful misappropriation of corporate assets by Indemnitee, disclosure of confidential information in violation of Indemnitee’s fiduciary or contractual obligations to the Corporation, or any other willful and deliberate breach in bad faith of Indemnitee’s duty to the Corporation or its stockholders; or

(g) Claims Under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

16. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Each section of this Agreement is a separate and independent portion of this Agreement. If the indemnification to which Indemnitee is entitled with respect to any aspect of any claim varies between two or more sections of this Agreement, that section providing the most comprehensive indemnification shall apply.

17. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(d) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (iii) one business day after the date when sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) five business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated on the signature page hereto, or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 17(d).

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

(g) Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation to effectively bring suit to enforce such rights.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

CONCHO RESOURCES INC.

By:	/s/ C. William Giraud
C. William Giraud, Senior Vice President

Address: 550 West Texas Avenue Suite 100 Midland, Texas 79701 Facsimile: (432) 683-7441

INDEMNITEE:

By:	/s/ Steven H. Pruett
Steven H. Pruett

Address: 550 West Texas Avenue Suite 100 Midland, Texas 79701 Facsimile: (432) 683-7441